Exhibit (a)(1)(d)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND

AND YOU DO NOT WANT TO EXCHANGE YOUR ELIGIBLE OPTIONS

THE GAP, INC.

OFFER TO EXCHANGE OPTIONS

WITHDRAWAL FORM

You previously received (i) a copy of the Offer to Exchange Certain Outstanding Options for New Options and Cash Payments (referred to as the offer to exchange); (ii) the letter from Ken Kennedy, dated November 23, 2005; and (iii) an election form. You signed and returned the election form, in which you elected to ACCEPT Gap Inc.’s offer to exchange your eligible options. You should submit this form only if you now wish to change that election and REJECT Gap Inc.’s offer to exchange some or all of your eligible options.

To withdraw your election to exchange eligible options, you must sign, date and deliver this withdrawal form via facsimile, fax number: (415) 427-6983, or hand delivery to Stock Administration (attn: Frank Garcia) at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A. by 5:00 p.m., Pacific Time, on December 22, 2005.

You should note that if you withdraw your acceptance of the offer for all your eligible options, you will not receive any new options or any cash payments pursuant to the offer in replacement for the withdrawn options. You will keep all of your eligible options. However, you may also elect to only withdraw your acceptance of the offer with respect to one particular option grant as well. In either case, the withdrawn options will continue to be governed by the stock option plans under which they were granted and by the existing option agreements between you and Gap Inc.

You may change this withdrawal, and again elect to exchange eligible options by submitting a new election form to Stock Administration (attn: Frank Garcia) via facsimile (fax number: (415) 427-6983) or hand delivery to Stock Administration at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A., by 5:00 p.m., Pacific Time, on December 22, 2005.

☐	I wish to withdraw my election to ALL exchanged options and instead REJECT the offer to exchange options. I do not wish to exchange any options.

☐	I wish to withdraw my election to exchange option grant number and instead REJECT the offer to exchange this option grant.

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature	Phone Number

Employee Name (Please print)	E-mail Address	Date and Time

RETURN TO STOCK ADMINISTRATION (ATTN: FRANK GARCIA) NO LATER THAN 5:00 P.M.,

PACIFIC TIME, ON DECEMBER 22, 2005 BY FAX (Fax # (415) 427-6983) OR BY HAND DELIVERY

THE GAP, INC.

OFFER TO EXCHANGE OPTIONS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Withdrawal Form.

A properly completed and executed original of this withdrawal form (or a facsimile of it), must be received by Stock Administration, either via hand delivery at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A., attention: Stock Administration, or via facsimile (fax number: (415) 427-6983) on or before 5:00 p.m., Pacific Time, on December 22, 2005 (referred to as the offer expiration date). If Gap Inc. extends the offer, this withdrawal form must be received by Stock Administration by the date and time of the extended expiration of the offer.

The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by Gap Inc. You may hand deliver your election form to Stock Administration at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, California 94105 U.S.A., or you may fax it to Stock Administration (attn: Frank Garcia) at fax number (415) 427-6983. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail within two (2) U.S. business days; if you have not received such an e-mail confirmation of receipt, it is your responsibility to ensure that your withdrawal form has been received by Stock Administration. Only responses that are complete, signed and actually received by Stock Administration by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express or similar service provider, are not permitted.

Although by submitting a withdrawal form you have withdrawn your previously tendered options from the offer, you may change your mind and re-elect to exchange the withdrawn eligible options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the offer expiration date. Tenders to re-elect to exchange options may be made at any time before the offer expiration date. If Gap Inc. extends the offer beyond that time, you may re-tender your options at any time until the extended expiration of the offer. To re-elect to tender the withdrawn options, you must deliver a later dated and signed election form with the required information to Stock Administration, while you still have the right to participate in the offer. Your options will not be properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered before the offer expiration date by delivery of the new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your options.

2.	Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Gap Inc. of the authority of that person so to act must be submitted with this withdrawal form.

3.	Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address and phone number.

4.	Requests for Assistance or Additional Copies.

Any questions or requests for assistance, as well as requests for additional copies of the offer to exchange, the election form or this withdrawal form should be directed to:

Frank Garcia The Gap, Inc. 2 Folsom Street San Francisco, CA 94105 (415) 427-4697	or	Ken Kennedy The Gap, Inc. 901 Cherry Avenue San Bruno, CA 94066 (415) 874-6951

Copies will be furnished promptly at Gap Inc.’s expense.

5.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal form (or a facsimile copy of it) together with all other required documents must be received by Stock Administration, on or before the offer expiration date.

6.	Additional Documents to Read.

You should be sure to read the offer to exchange, all documents referenced therein, and the letter from Ken Kennedy, dated November 23, 2005, before making any decisions regarding participation in, or withdrawal from, the offer.

7.	Important Tax Information.

You should refer to Section 14 of the offer to exchange, which contains important federal income tax information. We also recommend that you consult with The Ayco Co. through the AnswerLine ((800) 235-3430) or through your Ayco financial advisor for assistance on how this may affect your individual situation.